EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Implant Sciences Corporation
Wakefield, MA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No.’s 333-109677, 333-111434, 333-117366, 333-124058, 333-127167, 333-129911) and Forms S-8 (No’s.333-111117, 333-138292, 333-144892) of Implant Sciences Corporation of our report dated October 10, 2005, except for the effects of the discontinued operations of the Accurel division as to which the date is October 12, 2007, relating to the consolidated financial statements, which is incorporated by reference in this Annual Report on Form 10-K.

/s/ BDO Seidman, LLP
Boston, MA
October 12, 2007